EXHIBIT 10.12
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 1st day of February, 2006, between VISUAL SCIENCES, LLC, a Delaware limited liability company (the “Company”) and JAMES W. MACINTYRE, IV (“Employee”).
Recitals:
     WHEREAS, the Company and the Employee are parties to that certain Employment Agreement dated as of January 29, 2006 (the “Original Agreement”); and
     WHEREAS, the Employee and Company desire to amend and restate the Original Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and undertakings set out herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:
     1. DEFINITIONS
     The following words and terms shall have the meanings set forth below for the purposes of this Agreement:
          1.1. Affiliates. “Affiliates” of the Company, or a person “affiliated” with the Company, including WebSideStory, Inc., and any persons or entities which, directly or indirectly, through one or more intermediaries, controls or are controlled by or are under common control with, the persons or entities specified.
          1.2. Base Compensation. “Base Compensation” shall mean the compensation payable to the Employee in accordance with Section 3.1 hereof.
          1.3. Cause. “Cause” shall mean:
(a) any action by the Employee involving willful misconduct which causes material harm to the Company; or
(b) the Employee’s conviction of a felony for conduct in connection with the performance of his duties and responsibilities for the Company or which is otherwise materially injurious to the Company.
     Any determination of Cause for purposes of this Section 1.3 shall be made by the Board of Directors of the Managing Member at a duly-constituted meeting thereof at which the Employee shall have the right to be heard, to submit evidence, and to be represented by counsel. Prior to such meeting, the Employee shall be entitled to receive not less than ten (10) business days’ notice (the “Notice Period”) of the conduct purporting to constitute Cause. During the Notice Period, the Employee shall have the right to conform his conduct so that Cause does not
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exist, in which case any Notice of Termination for such Cause shall be withdrawn and of no effect. No determination of Cause hereunder, whether or not in compliance with the process described herein, shall prevent or be deemed to prevent judicial review of that determination.
          1.4. Change in Control. For purposes of this Agreement, a “Change in Control” shall occur on the date that: (i) any one person, entity or group acquires Beneficial Ownership of the equity securities of the Company or its direct or indirect parent entity that, together with the equity securities of such entity already held by such person, entity or group, constitutes more than 50% of the total fair market value or total voting power of the equity securities of such entity; provided, however, if any one person, entity or group is considered to own more than 50% of the total fair market value or total voting power of the equity securities of such entity, the acquisition of additional equity securities by the same person, entity or group shall not be deemed to be a Change in Control; (ii) any one person, entity or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person, entity or group) ownership of equity securities of the Company or its direct or indirect parent entity possessing 35% or more of the total voting power of the equity securities of such entity; or (iii) any one person, entity or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person, entity or group) assets from the Company or its direct or indirect parent entity that have a total gross fair market value at least equal to 40% of the total gross fair market value of all of the assets of such entity immediately prior to such acquisition or acquisitions; provided, however, a transfer of assets by the Company shall not deemed to be a Change in Control if the assets are transferred to (A) a member of the Company (immediately before the asset transfer) in exchange for or with respect to its membership units in the Company, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person, entity or group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding membership units of the Company, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person, entity or group described in subparagraph (C) above. In all respects, the definition of “Change in Control” shall be interpreted to comply with Section 409A of the Code, and the provisions of Treasury Notice 2005-1, Proposed Treasury Regulation Section 1.409A and any successor statute, regulation and guidance thereto. Notwithstanding the foregoing, the transactions contemplated by that certain Agreement and Plan of Merger dated as of February 1, 2006, among the Company, WebSideStory, Inc., VS Acquisition, LLC and Ned Scherer, as Member Representative, shall not constitute a “Change in Control” for purposes of this Agreement. For purposes of this Agreement, “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
          1.5. Confidential Information. “Confidential Information” shall mean all data and information, in whatever form, whether or not originated by the Employee, relating to the Company’s Business and its actual or any actively considered business product, or service, provided that (i) such data and information is not generally known by the public or by others with no duty to maintain the confidentiality of such information (except where such disclosure occurs as a result of a breach of this Agreement or other act or omission of the Employee which the Employee, as the Chief Executive Officer of the Company, does not have authority to make such disclosure), (ii) the Company takes reasonable steps, in the exercise of its good faith judgment, to secure and maintain the confidentiality of such data and information, and (iii) such data and information derives independent economic value, actual or potential, from not being
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generally known to, and not being readily ascertainable through proper means by, other persons who could obtain economic value from its disclosure.
          1.6. Code. “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, and the Treasury regulations and other guidance issued thereunder.
          1.7. Company’s Business. “Company’s Business” shall mean and be limited to the business of developing and providing software or enabling services for use by businesses to conduct web site and interactive telephone system usage analytics.
          1.8. Copyrights. “Copyrights” shall mean materials used in Company’s Business for which copyright protection may be obtained including, but not limited to: literary works (including all written material), computer programs, artistic and graphic works (including designs, graphs, drawings, blueprints and other works), recordings, models, photographs, slides, motion pictures and audio-visual works, regardless of the form or manner in which documented or recorded; and any domestic or foreign copyright registrations and/or applications for such registrations, including all or any portion of such materials or other subject matter identified by any such registration or application, along with any rights of renewal or extension.
          1.9. Date of Termination. “Date of Termination” shall mean (i) if the Employee’s performance of services is terminated for Cause or Disability, the date specified in the Notice of Termination, or (ii) in the case of death, on the date of death, or (iii) if the Employee’s performance of services is terminated for any other reason, the date specified in such Notice.
          1.10. Disability. “Disability” shall mean the Employee’s inability to perform the essential functions of his position with or without accommodation by reason of any medically determinable physical or mental impairment which has lasted or can reasonably be expected to last without material interruption for a period of not less than 180 or more consecutive days, as determined by the Employee’s Physician; provided, however that in the event such determination is challenged by the Company, such challenge will be resolved by a panel of three licensed medical physicians (“Physicians”), whose decision shall be final and binding on both parties. For this purpose, the Employee and the Company shall each choose a Physician and the Physicians so chosen shall select a third. Notwithstanding the foregoing, to the extent that any payment under this Agreement that is subject to Code Section 409A may be triggered due to a Disability, “Disability” shall mean the Employee (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than six (6) months under a Company-sponsored group disability plan.
          1.11. Effective Date. “Effective Date” shall mean the date first written above, on which this Agreement is entered into by and between the Employee and the Company.
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          1.12. Good Reason. “Good Reason” shall mean any of the following reasons unless Employee has provided specific written consent to such occurrence in respect to this Agreement:
          (a) The failure to elect or to re-elect or to appoint or to re-appoint the Employee to the office of Chief Executive Officer of the Company or its successor; or
          (b) A material diminution by the Company in the Employee’s authority, functions, duties or responsibilities with the Company; or
          (c) Any reduction in the Employee’s Base Compensation as the same may be increased from time to time or, except to the extent permitted by Section 3.5 hereof, any material adverse change in the benefits provided to the Employee, taken as a whole; or
          (d) Relocation of the Company’s offices such that the Employee is required to work in an office which is more than fifty (50) miles from the location of the Company’s principal office on the Effective Date; or
          (e) The failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement pursuant to Section 10.1 hereof; or
          (f) A failure by the Company to pay any material amount due to the Employee pursuant to the terms of this Agreement within a reasonable time after it becomes due, except for an inadvertent error to make such payment; or
          (g) Any purported termination of the Employee’s employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; or
          (h) Any change in the Employee’s reporting relationships, such that the Employee no longer reports directly to the Chief Executive Officer of WebSideStory, Inc.; or
          (i) A material breach of this Agreement by the Company;
provided, that the Employee shall (A) provide to the Company in writing, in reasonable detail, notice of any events or circumstances constituting Good Reason and (B) afford the Company a reasonable opportunity to remedy any such events or circumstances, if such events or circumstances are capable of being remedied, in which event the Employee shall determine in good faith whether or not such events or circumstances have been remedied.
          1.13. Intellectual Property. “Intellectual Property” shall mean, collectively, the Trademarks, Patents, Copyrights, and Trade Secrets.
          1.14. Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice in writing which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall (except in the case of
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a termination for Cause) be not more than thirty (30) days after the date of the Notice of Termination, and (iv) is delivered in accordance with the provisions of Section 10.2 hereof.
          1.15. Patents. “Patents” shall mean any domestic or foreign patents used in Company’s Business, including any inventions, discoveries, improvements, designs and ideas or other subject matter described or protected by such patents, and any patents that are or may be granted from any domestic or foreign application to obtain a patent, including any inventions, discoveries, improvements, designs and ideas, or other subject matter described or protected by such application, including, without limitation, any continuations, continuations-in-part, divisions, reissuances, reexaminations, renewals, revisions and extensions thereof.
          1.16. Person. “Person” shall mean any natural person or any legal, commercial or governmental entity such as, but not limited to, any general or limited partnership, firm, corporation, limited liability company, association, joint venture, trust, unincorporated organization or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act, any successor statutes thereto, and the rules and regulations promulgated thereunder
          1.17. Qualifying Termination. A “Qualifying Termination” shall mean termination of the Employee’s employment which occurs within twelve (12) full calendar months following the effective date of a Change in Control of the Company or within six (6) full calendar months prior to a Change in Control if it is reasonably demonstrated by the Employee that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control.
          1.18. Residuals. “Residuals” means information in non-tangible form, which may be retained in human memory by persons who have had access to the Confidential Information and Intellectual Property, including ideas, concepts, know-how or techniques contained therein.
          1.19. Subsidiary. “Subsidiary” shall mean any subsidiary of the Company.
          1.20. Term. Reference herein to the “Term” of this Agreement shall refer to the Initial Term and any Renewal Term.
          1.21. Trademarks. “Trademarks” means any trademarks, service marks, trade names, domain names, logos, trade dress, or other material used by the Company in its Business for which trademark protection may be obtained including, but not limited to, marks, designs, logos, slogans, terms, words, phrases, and like subject matter, together with all translations, adaptations, derivations and combinations thereof, and any common law rights therein and goodwill associated therewith, and any domestic or foreign trademark or service mark registrations and/or applications for such registrations, including all or any portion of a trademark, service mark or other subject matter identified by any such registration or application.
          1.22. Trade Secrets. “Trade Secrets” shall mean Confidential Information used in Company’s Business for which the Company has not sought patent protection, explicitly excluding Residuals, that the Company has reasonably determined: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other
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Persons who can obtain economic value from its disclosure or use; (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
     2. PERFORMANCE OF SERVICES
          2.1. Agreement and Term. The Company agrees to continue the employment of the Employee as the Chief Executive Officer of the Company, and the Employee agrees to continue to serve as Chief Executive Officer, on the terms and conditions set forth in this Agreement. The Employee’s employment hereunder shall commence on the Effective Date and continue for a term of two (2) years from the Effective Date (the “Initial Term”) and shall automatically renew for successive terms of one (1) year on the second anniversary of the Effective Date and on each anniversary thereafter (each a “Renewal Term”) until such time as a party gives written notice to the other at least sixty (60) days prior to the end of the Initial Term or any Renewal Term that the Term shall not be extended (“Notice of Non-Renewal”). In addition, the Employee’s employment may be terminated during a Term by a Notice of Termination provided in accordance with this Agreement.
          2.2. Duties. During the Term, the Employee will perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar executive capacity or as reasonably directed by the Managing Member of the Company (the “Managing Member”). The Employee shall report directly to the Chief Executive Officer of WebSideStory, Inc., and the Employee shall use his best efforts to further the interests of the Company and to perform such services for the Company as is consistent with his title of Chief Executive Officer of the Company. Employee’s duties shall involve the general management of the Company and all of its business activities. Employee shall devote substantially all of his business time and efforts to the performance of such duties. Subject to the terms of the Non-Competition Agreement dated as of the Effective Date between Employee and the Company, a copy of which is attached hereto as Exhibit A (the “Non-Competition Agreement”), this shall not preclude the Employee from participating in any Permitted Outside Activities (as defined below). The Employee expressly acknowledges and agrees that during the Term he shall disclose to the Company in advance the identity and general nature of each prospective Permitted Outside Activity, provided that, the Company shall enter into an appropriate nondisclosure agreement upon request of the Employee in connection with such disclosure. The following are “Permitted Outside Activities”: (1) participation in venture capital and other investment companies and partnerships; (2) participation in various holding and real estate development companies and partnerships; (3) general and ongoing research and development outside the Company’s Business and not, during the Term of this Agreement, involving material commercial transactions; (4) devotion of time to personal and family investments; or (5) service on community and civic boards, or participation in industry associations; in each case provided such activities do not interfere with his duties to the Company, as determined in good faith by the Managing Member.
     3. COMPENSATION AND BENEFITS
          3.1 Base Compensation. The Company will pay to the Employee for his services hereunder an annual salary (“Base Compensation”). As of the Effective Date, the Employee’s Base Compensation shall be $350,000 per annum. This Base Compensation will be reviewed annually and may be increased from time to time in such amounts as may be
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determined by the Company, but may not be decreased without the Employee’s consent. The Base Compensation shall be payable in conformance with the Company’s customary payroll practices as established and in effect from time to time
          3.2. Bonus. In addition to the Base Compensation as set forth in Section 3.1, the Employee shall be entitled to participate in any bonus program the Company establishes for other executive employees of the Company and shall be eligible to be paid a bonus at least annually based on his attainment of objectives established by the Managing Member or its designee at the beginning of each year. Any such bonus shall be paid to Employee within two (2) months of the end of the calendar year in which it is earned.
          3.3. Equity Compensation. The Employee will be eligible to participate in and to be considered for grants or awards under, any option, restricted unit, or other similar equity incentive plan or program for which other Company employees are eligible, including any such plans established by any Affiliates of the Company, in accordance with the terms of such plans or programs as in effect from time to time.
          3.4 Vacation, holidays and sick days. During the Term, the Employee shall be entitled to three (3) weeks paid vacation in each calendar year to be taken and determined in accordance with the vacation policies and procedures as established from time to time by the Company. Unused vacation may be carried over from year to year, provided however, that in no event shall more than six (6) weeks of vacation be carried over. The Employee shall also be entitled to all paid holidays observed by the Company generally.
          3.5. Benefits.
                (a) Participation in Benefit Plans. During the Term, the Employee shall be entitled to participate in and receive the benefits of any health, pension or other retirement benefit plan, 401(k) plan, profit sharing, or other plans, benefits and privileges provided generally to employees of the Company, including, without limitation, the Company’s standard sick leave policy.
                (b) Disability Insurance. Throughout the Term, the Company shall provide the Employee with short and long term disability insurance providing him not less than 75% of the Employee’s average annual compensation until the age of 65.
     4. EXPENSES AND EQUIPMENT
          The Company shall reimburse the Employee or otherwise provide for or pay all reasonable expenses incurred by the Employee in furtherance of or in connection with the business of the Company, including, but not by way of limitation, telecommunications monthly fees and expenses, installation and monthly fees for a high speed Internet connection at the Employee’s home and traveling expenses. The Company will provide Employee with computer and other equipment and software as required by the Employee for use at any location at the sole discretion of Employee. Upon the Date of Termination of this Agreement, or as soon as practicable thereafter, Employee will be provided with written notice of the depreciated value of such equipment and software and allowed to purchase such equipment and software at its fully
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depreciated value, at Employee’s sole option, by paying such depreciated value to the Company within thirty (30) days of such written notice of the depreciated equipment and software value.
5. TERMINATION OF EMPLOYMENT
          5.1. Termination Due to Death. The Employee’s employment shall terminate immediately in the event of his death, and in such event the Company shall pay the Employee’s beneficiaries or heirs his Base Compensation and the value of any accrued vacation through the Date of Termination plus any bonus earned by the Employee but not paid to him as of the Date of Termination (collectively “Accrued Compensation”).
          5.2. Termination Due to Disability. The Employee’s employment may be terminated due to Disability, in which event the Company shall pay the Employee his Accrued Compensation, shall continue to provide Employee health, dental and disability insurance at the Company’s cost for a period of one (1) year following the Date of Termination, and shall transfer to the Employee any disability insurance policy in place for the benefit of Employee, which thereafter will be maintained by the Employee at his cost.
          5.3. Termination by the Employee Other Than for Good Reason. In the event the Employee terminates his employment other than for Good Reason, the Company shall pay the Employee his Accrued Compensation through the Date of Termination. In addition, at Employee’s option, the Company shall transfer to the Employee any disability insurance policy in place for the benefit of Employee, which thereafter will be maintained by the Employee at his cost.
          5.4. Termination by the Employee For Good Reason. The Employee may terminate his employment for Good Reason, in which event the Employee shall be entitled to receive (a) his Accrued Compensation, plus (b) the payments, benefits and other consideration specified in Section 5.5 of this Agreement; provided however, that if the Employee’s Termination for Good Reason is also a Qualifying Termination, the Employee shall be entitled to receive the payments, benefits and other consideration set forth in Section 5.8 hereof in lieu of those set forth in Section 5.5.
          5.5. Termination by the Company Other Than for Death, Disability or Cause. The Company may terminate the Employee’s employment without Cause. In the event the Company terminates the Employee’s employment other than for Disability or Cause, the Company shall pay the Employee’s Accrued Compensation through the Date of Termination, and, in addition:
                (a) the Company shall continue to pay the Employee’s Base Compensation for a period of one (1) year following the Date of Termination, which payments shall be made on the Company’s normal payroll dates; and
               (b) the Company shall continue to provide the Employee health, dental and disability insurance at the Company’s cost for a period of one (1) year following the Date of Termination. After such one (1) year period the Company shall, at Employee’s option, transfer to the Employee any disability insurance policy in place for the benefit of Employee, which thereafter will be maintained by the Employee at his cost; and
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               (c) all restrictions on restricted stock, or similar awards shall lapse and any options or other equity awards which were not otherwise vested as of the Date of Termination shall become immediately vested and may be exercised in accordance with their terms.
Notwithstanding anything to the contrary in this Section 5.5, if the Company’s termination of the Employee’s employment for reasons other than death, Disability, or Cause is also deemed a Qualifying Termination, the Employee shall be entitled to receive the payments, benefits and other consideration set forth in Section 5.8 hereof in lieu of those set forth in this Section 5.5.
          5.6. Termination for Cause. In the event the Company terminates this Agreement for Cause, the Company shall pay the Employee his Accrued Compensation through the Date of Termination, and the Employee’s entitlement to benefits under any benefit plan shall be determined in accordance with the provisions of such plan.
          5.7. Termination by Mutual Consent. Notwithstanding any of the foregoing provisions of this Section 5, if at any time during the Term the parties by mutual consent decide to terminate this Agreement, they shall do so by separate agreement setting forth the terms and conditions of such termination.
          5.8. Qualifying Termination on Change in Control. In the event of a Qualifying Termination of the Employee’s employment, the Company shall pay the Employee’s Accrued Compensation through the Date of Termination, and, in addition:
                (a) pay to the Employee, in a lump sum within ten (10) business days following the Date of Termination, cash severance equal to Employee’s annual Base Compensation immediately preceding the date of the Notice of Termination resulting in the Qualifying Termination; and
               (b) the Company shall continue to provide Employee health, dental and disability insurance at the Company’s cost for a period of one (1) year following the Date of Termination. After such one (1) year period the Company shall, at Employee’s option, transfer to the Employee any disability insurance policy in place for the benefit of Employee, which thereafter will be maintained by the Employee at his cost; and
               (c) all restrictions on any restricted units or similar awards shall lapse and any options or other equity awards which were not otherwise vested as of the Date of Termination shall become immediately vested and may be exercised by the Employee for the remaining term of such awards as if the Employee’s employment had not been terminated.
          5.9 Timing of Payments.
                (a) All Accrued Compensation required to be paid to Employee (or his beneficiaries or heirs) shall be paid by Employer within thirty (30) days following the Date of Termination or by such earlier date as may be required by applicable law.
                (b) Notwithstanding any other provision with respect to the timing of
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payments under this Section 5, if, at the Date of Termination, the Employee is deemed to be a “specified employee” (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Employee may become entitled under this Section 5 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the termination of the Employee’s employment, at which time the Employee shall be paid an aggregate amount equal to six months of payments otherwise due to the Employee under the terms of this Section 5, as applicable. After the first business day of the seventh month following the termination of the Employee’s employment and continuing each month thereafter, the Employee shall be paid the regular payments otherwise due to the Employee in accordance with the terms of this Section 5, as applicable.
          5.10. Effect of Code Section 280G. To the extent Code Section 280G is applicable to payments made by the Company to the Employee, if it is determined that the amounts payable to the Employee under the Agreement, when considered together with any amounts payable to the Employee in connection with a Change in Control, cause such payments to be treated as excess parachute payments within the meaning of Section 280G of the Code, then the Company will make an additional “gross up” payment to the Employee in order to pay for any additional tax imposed on the Employee pursuant to Section 4999 of the Code.
          5.11. Release. As a condition to the Employee’s receipt of any post-termination benefits described in this Agreement, the Employee shall execute a Release (the “Release”) in a form reasonably acceptable to the Managing Member and the Company. Such Release shall specifically relate solely to the Employee’s rights and claims in existence at the time of such execution which arise out of the Employee’s employment by the Company and his termination of employment, and shall exclude (1) any rights and claims the Employee may have other than as an employee, such as in his capacity as a shareholder, and (2) any continuing obligations the Company may have to the Employee following the Date of Termination under this Agreement or any other agreement providing for obligations to survive the Employee’s termination of employment.
     6. PROTECTED INFORMATION.
     Throughout the Term and thereafter, the Employee shall maintain in confidence and will not, without the prior written consent of the Company, except in the course of performance of his duties for the Company or as required by subpoena or court order, use, disclose or give to others any Confidential Information. As the Chief Executive Officer of the Company, Employee has the authority to make such use and/or disclosure, in his sole discretion, without the prior written consent of the Company as long as such use and/or disclosure is in the course of performance of his duties for the Company. Upon the termination of the Employee’s employment, he will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained), except that the Employee shall be allowed to keep a full copy of any and all electronic mail sent or received by the Employee as provided in Section 7.3 below. Anything herein to the contrary notwithstanding, both during and after the Term, the Employee shall be free to use, and nothing in this Agreement shall be deemed to limit his use, for any purpose, Residuals, whether or not obtained from access to or work with Confidential Information.
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     7. INTELLECTUAL PROPERTY RIGHTS.
          7.1 Assignment of Intellectual Property. Employee agrees, during the Term of this Agreement, to assign and transfer to the Company all of his right, title and interest in all Intellectual Property prepared, made or conceived by the Employee (whether solely or jointly with others) during the Term of this Agreement.
          7.2 Exclusions. Nothing in this Agreement shall be deemed to give the Company any proprietary or other rights to any Patents, Trademarks, Copyrights, and Trade Secrets that the Employee has prepared, made or conceived, or hereafter prepares, makes or conceives which (i) was not actually put in use or designed into products or planned products of the Company prior to the Effective Date or during the Term of this Agreement, or (ii) was not prepared, made or conceived by the Employee in the course of performing services for the Company relating to the Company’s Business, or (iii) was developed by the Employee in the course of his Permitted Outside Activities; and any all proprietary and other rights to any such invention, discovery, improvement, idea, work, or design shall belong solely to the Employee. Furthermore, nothing in this Agreement shall be deemed to give the Company any right to, nor to limit or in any way restrict the Employee’s ability to use, Residuals during or after the Term.
          7.3 Electronic Mail. Notwithstanding anything to the contrary contained herein, but subject to Section 6, Employee shall have the right to keep, during or after the Term of this Agreement, a full copy of any and all electronic mail sent or received by Employee.
     8. ARBITRATION
          8.1. Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Employee’s performance of services for the Company or out of this Agreement, with the exception of any dispute relating to the Intellectual Property, may not be in the best interests of either the Employee or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the Employee’s performance of services, or to the negotiation, execution, performance or termination of this Agreement or the Employee’s performance of services, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, and any similar federal, state or local law, statute, regulation to the extent that arbitration is permitted under such law, statute, regulation or any common law doctrine, whether that dispute arises during or after the Term, with the exception of any dispute relating to the Intellectual Property, shall be resolved by arbitration in the Washington, DC metropolitan area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 8. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, with the exception of any dispute relating to the Intellectual Property, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election of arbitration as the means for final settlement of all claims, with the exception of any dispute relating to the Intellectual Property, the parties hereby waive their respective rights to, and agree not to, sue
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each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.
          8.2. Notice and Selection of Arbitrator. Within thirty (30) days after the occurrence of an event giving rise to a dispute subject to this Section 8, the aggrieved party shall provide the other party with a detailed written statement of all facts pertaining to the dispute and shall permit the other party thirty (30) days within which to investigate and consider the facts and to resolve the matter informally. Thereafter, an aggrieved party who wishes to proceed to arbitration shall have an additional ninety (90) days within which to so notify the other party in writing. This notice shall include a clear, concise statement of the facts, the issues to be resolved by the arbitrator and the desired remedy. Within ten (10) days after delivery of a written notice requesting arbitration, the Company will contact the Employee, or his designated representative, to select an arbitrator. If the parties cannot agree on an arbitrator, they shall select an arbitrator from a list provided by the American Arbitration Association in accordance with its rules.
          8.3. Arbitration Procedure. In the arbitration proceeding, each party shall be entitled to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-hearing briefs. The opinion and award of the arbitrator shall be requested by the parties within forty-five (45) days of the submission of the post-hearing briefs, which shall be due thirty (30) days from the close of the arbitration.
          8.4. The Employee’s Remedies. If the arbitrator finds that the Employee was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Employee with equitable and/or legal remedies, including compensatory damages and back pay. “Back pay” shall include all forms of compensation payable to the Employee by the Company, the cost of all fringe benefits, and prejudgment interest at the rate of ten percent (10%) per annum on such claims.
          8.5. Arbitrator’s Authority. In reaching his decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.
          8.6. Effect of Arbitrator’s Decision; Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Employee in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. In addition to the other relief provided, the prevailing party shall be entitled to recover his reasonable attorney’s fees and costs, including the administrative fees and expenses associated with the arbitration, all of which shall be included in any award by the arbitrator.
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          8.7. Indemnification for Costs of Litigation. In the event that a party to this Agreement attempts to resolve in court claims subject to arbitration under this Agreement, that party shall pay to the other party such other party’s attorney’s fees and costs incurred to defending the action filed in court and any action seeking to enforce the provisions of this Section 8.
          8.8. Continuing Nature of Agreement to Arbitrate. The parties acknowledge and agree that their obligations under this arbitration agreement survive the termination of this Agreement and continue after the termination of the relationship between the Employee and the Company.
     9. INDEMNIFICATION.
          9.1 General. The Company agrees that if the Employee is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that the Employee is or was a director, officer, member, employee or agent of the Company or any predecessor to the Company or any of their Affiliates, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even if the Employee has ceased to be director, officer, member, employee or agent of the Company and shall inure to the benefit of his heirs, executors and administrators.
          9.2 Expenses. As used in this Section, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.
          9.3 Enforcement. If a claim or request under this Section 9 is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, the Employee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Employee shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Delaware law.
          9.4 Partial Indemnification. If the Employee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Employee for the portion of such Expenses to which the Employee is entitled.
          9.5 Advances of Expenses. Expenses incurred by the Employee in connection with any Proceeding shall be paid by the Company in advance upon request of the Employee that the Company pay such Expenses to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, but only in the event that the Employee shall have delivered
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in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Employee is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.
          9.6 Notice of Claim. The Employee shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, the Employee shall give the Company such information and cooperation as it may reasonably require and as shall be within the Employee’s power and at such times and places as are convenient for the Employee.
          9.7 Defense of Claim. With respect to any Proceeding as to which the Employee notifies the Company of the commencement thereof:
                (a) The Company will be entitled to participate therein at its own expense;
               (b) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Employee, which in the Company’s sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. The Employee also shall have the right to employ his own counsel in such action, suit or proceeding, and under such circumstances, the fees and expenses of such counsel shall be at the expense of the Company.
               (c) The Company shall not be liable to indemnify the Employee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty that would not be paid directly or indirectly by the Company or limitation on the Employee without the Employee’s written consent. Neither the Company nor the Employee will unreasonably withhold or delay their consent to any proposed settlement.
          9.8 Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which the Employee may have or hereafter may acquire under any statute, operating agreement, articles of organization, or by-laws of the Company or any affiliated entity, or any agreement, vote of shareholders, members, or otherwise.
     10. GENERAL PROVISIONS
          10.1. Assignment. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder.
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     10.2. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be sent by hand delivery, by prepaid registered or certified mail, return receipt requested, or by facsimile transmission, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given upon delivery, if sent by hand delivery, three (3) days after deposit in the mail, or upon delivery by a nationally recognized overnight courier.

To the Company:	Visual Sciences, LLC
1616 Anderson Road
McLean, VA 22102

To the Employee:	James W. MacIntyre, IV
[INTENTIONALLY OMITTED]
[INTENTIONALLY OMITTED]
          10.3. Amendment and Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the parties hereto. The Company and the Employee agree that they will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto.
          10.4. Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.
          10.5. Severability. In the event that any provision or portion of this Agreement, with the exception of Sections 2 and 3, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
          10.6. Governing Law. To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of the Commonwealth of Virginia, and the parties agree that any dispute not subject to arbitration pursuant to Section 8 will be litigated in the federal, state or local courts in the Commonwealth of Virginia, which shall have exclusive jurisdiction and venue over the parties with respect to any such dispute.
          10.7. Entire Agreement. This Agreement contains all of the terms agreed upon by the Company and the Employee with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, including, without limitation, the Original Agreement; provided, however, that nothing in this Agreement shall be deemed to supersede the Non-Competition Agreement.
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          10.8. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any company with which the Company may merge or consolidate.
          10.9. Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.
          10.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.
          10.11. Survival. Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, shall survive the execution of this Agreement.
          10.12. Section 409A of the Code. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first written above.

The Company:	Visual Sciences, LLC

/s/ DAVID SCHERER
By: David Scherer
Title: Managing Member

The Employee:
/s/ JAMES W. MACINTYRE, IV

James W. MacIntyre, IV
[SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

EXHIBIT A
NON-COMPETITION AGREEMENT
[INTENTIONALLY OMITTED]